Exhibit 99.1

IGC REPORTS RESULTS FOR THE QUARTER ENDED MARCH 31, 2004

FOR IMMEDIATE RELEASE May 14, 2004	CONTACT Mark Augenblick (540) 687-3177

Middleburg, VA - Interstate General Company L.P. ("IGC") (AMEX: IGC; PCX) today reported a net loss for the three months ended March 31, 2004 of $337,000 or $.16 per Unit, compared to a net loss of $875,000 or $.41 per Unit, for the same period in 2003.

On January 20, 2004, IGC's Chairman and CEO, James J. Wilson, summarized the company's status and challenges in a letter to all unitholders. IGC's business plan last year and in the future is to continue to develop and sell its land assets to fund the activities of its affiliated companies, IWT/CWT, which develop and plan to own solid waste recycling facilities using an environmentally superior technology in use in Europe and Japan.

This news release should be read in conjunction with the audited consolidated financial statements and notes thereto included in the Company's annual report on Form 10-KSB for the fiscal year ended December 31, 2003 filed with the Securities and Exchange Commission on March 30, 2004 and the related news release for the same date.

During the first quarter of 2004, the Company closed on the sale of a one-acre parcel at its Towne Center South property. The sale produced $550,000 in gross revenue and a positive gross profit margin. A substantial portion of the sale proceeds was used to curtail existing debt on the property.

Subsequent to the end of the first quarter 2004, the Company also closed the sale of 133 townhome lots at its Brandywine project, where all residential lots are under contract to Washington Homes. This sale produced gross revenue of approximately $2.5 million and the cost basis of these assets was approximately $2 million at March 31, 2004. The sales proceeds, net of settlement fees and deposit application, were used to repay a portion of the development loan. Under the contracts, Washington Homes is scheduled to purchase 11 single-family lots by mid-summer, and 132 single-family lots in December 2004. These two sales as well as the sale of 13.3 commercial acres (slated for later this year), will produce combined gross revenue of approximately $7 million. The cost basis of these assets was approximately $3 million at March 31, 2004. Management expects these sales to produce a profit for the Company for the year.

The Company continues with its real estate plans to 1.) obtain an equity investor for its Brandywine project in Prince George's County, Maryland, 2.) obtain preliminary approval by Charles County for the 404-unit apartment project at Towne Center South, and 3.) sell a "Park and Ride" site located near Towne Center South to the State of Maryland Transportation Authority.

Management believes CWT's Puerto Rico project is progressing. The Company expects to receive a draft power purchase agreement from the Puerto Rico Electric Power Authority (PREPA) by the end of the month. Caguas government officials and CWT's management are in talks with other municipalities and the Solid Waste Management Authority, to have additional municipalities join the project.

This press release contains forward-looking statements. Investors are cautioned that all forward-looking statements involve risks, uncertainties, and other factors that could cause actual results to differ materially from those in the forward-looking statement. Forward-looking statements relate to anticipated revenues, gross margins, earnings, and the growth of the market for our products. Numerous factors could cause results to differ, including but not limited to changes in market demand and acceptance of company facilities, impact of competitive facilities and pricing, dependence on third party suppliers, changes in government regulations, and the normal cyclical nature of the real estate and development economy. Although the Company believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it gives no assurance that its expectations will be attained. For more information, please refer to the Company's Form 10-QSB on file with the Securities and Exchange Commission.

IGC's Form 10-QSB will be available via the Internet at http://igclp.com shortly after it is filed.

Interstate General Company, L.P. Financial Highlights (Unaudited)
	For the Three Months Ended
	3/31/04	3/31/03

Revenues		$ 359,000
Expenses		1,233,000
Loss before minority interest		(874,000)
Minority Interest Expense		(1,000)

Net Loss		(875,000)

Basic and Fully Diluted Net Loss per Limited Partner Unit		(.41)

Weighted Average Limited Partner Units Outstanding		2,097,000

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